Exhibit 10.1

TERMINATION AGREEMENT

Reference is made to that certain Sale and Purchase Agreement, dated as of December 17, 2019 (the “Purchase Agreement”), by and among HL Acquisitions Corp. (“Buyer”), Chi Energie (Singapore) Pte. Ltd. and Sila Energy Holding Limited (“Seller”).

Pursuant to Section 10.1(a) of the SPA, Buyer and Seller hereby mutually agree to terminate the Purchase Agreement, effective immediately. Accordingly, notwithstanding anything to the contrary contained in the Purchase Agreement, the Purchase Agreement shall be of no further force or effect except for Section 6.6 (No Claim Against Trust Fund), Section 6.11 (Expenses), Section 10.2 (Notice of Termination; Effect of Termination) and Article XI (Miscellaneous) which sections (collectively, the “Surviving Sections”) survive the termination of the Purchase Agreement.

The Parties shall continue to be bound by that certain Confidentiality Agreement dated April 11, 2019 which shall continue in full force and effect in accordance with its terms.

Each of Buyer and Seller hereby releases the other and its respective officers, directors, employees, stockholders, representatives, agents and affiliates and each of their respective heirs, executors, administrators, successors and assigns from any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, which such party ever had, now have, or hereafter may have against the other, directly or indirectly, arising out of or in any way relating to the Purchase Agreement, its breach or termination hereby except for those that may arise after the date hereof under the Surviving Sections.

IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be executed as of March 30, 2020.

HL ACQUISITIONS CORP.

By:	/s/ Jeffrey Schwarz
Name:	Jeffrey Schwarz
Title:	Chief Executive Officer

SILA ENERGY HOLDING LIMITED

By:	/s/ Ajay Khandelwal
Name:	Ajay Khandelwal
Title:	Director